Filed pursuant to Rule 433

File No. 333-133943

August 23, 2006

$1,000,000,000

6.150% SUBORDINATED NOTES DUE SEPTEMBER 1, 2016

FINAL TERMS AND CONDITIONS

Issuer:	Capital One Financial Corporation

Issue Ratings:	Moody’s Investors Service: Baa2 Standard & Poor’s: BBB- Fitch: BBB

Type of Security:	SEC Registered Subordinated Notes

Aggregate Principal Amount:	$1,000,000,000

Trade Date:	August 23, 2006

Settlement Date:	August 29, 2006 (T+4)

Final Maturity:	September 1, 2016

Coupon:	6.150%

Benchmark Treasury:	4.875% August 15, 2016

Benchmark Treasury Price and Yield:	100-14+; 4.817%

Spread to Benchmark Treasury:	+137.5 basis points

Issue Price to Investors:	99.690% plus accrued interest, if any, from August 29, 2006

Issue Yield:	6.192%

Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2007

Day Count Convention:	30 / 360

Redemption Provision:	The subordinated notes may not be redeemed, in whole or in part, prior to maturity

Denominations:	$1,000 denominations and integral multiples of $1,000

Underwriting Commissions:	$4,500,000

Use of Proceeds:	The Company will utilize the proceeds from the sale of the notes to pay a portion of the cash acquisition price for North Fork Bancorporation, Inc.

CUSIP/ISIN:	14040HAN5 / US14040HAN52

Joint Book-Running Managers:	Banc of America Securities LLC

Barclays Capital Inc.

J.P. Morgan Securities Inc.

Co-Managers:	Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. Incorporated

Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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